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                                                                    EXHIBIT 15.1

                     [DELOITTE TOUCHE TOHMATSU LETTERHEAD]

Unibanco Holdings S.A.
Av. Eusebio Matoso, 891
Sao Paulo - Brazil

     We have made a review, in accordance with standards established by the Brazilian Institute of Independent Auditors -- IBRACON, of the unaudited interim financial information of Unibanco Holdings S.A. ("Holdings") as of June 30, 2003 and for the six-month period ended June 30, 2003, as indicated in our report dated August 11, 2003. Because we did not perform an audit, we expressed no opinion on that information.

     We are aware that our report referred to above, which was included in Holdings' report on Form 6-K, filed on August 20, 2003 is incorporated by reference in this Amendment No. 2 to Holdings' Registration Statement on Form F-3 and the related prospectus which is part of such Registration Statement.

     We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE TOUCHE TOHMATSU
----------------------------
Deloitte Touche Tohmatsu
Auditores Independentes

Sao Paulo, Brazil
September 18, 2003